Exhibit 10.10.1

Robert W. Selander

President and Chief Executive Officer

MasterCard International

2000 Purchase Street

Purchase, NY 10577-2509

914-249-5100

Fax 914-249-5510

Internet Home Page:

http://www.mastercard.com

March 22, 2004

Mr. Alan J. Heuer

MasterCard International

2000 Purchase Street

Purchase, NY 10577

Dear Alan,

I would like to extend my personal congratulations to you for being selected this year for a one-time, special recognition award.

You were chosen because the Board and I wanted to recognize the valuable role that you have in the company and to provide incentive for your continued support in achieving our objectives over the coming years. Please know that this is a very important message indicating how highly valued your contributions and services are to MasterCard.

For this special recognition, you will be entitled to payment of a one-time cash award of $1,000,000 that fully vests and is payable December 29, 2006.

Congratulations!

Sincerely,

/s/ ROBERT SELANDER